Exhibit 4.2

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

               SERIES F 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       OF

                            THE FORTRESS GROUP, INC.

          Pursuant to Section 151 of the General Corporation Law of the
                                State of Delaware

        The Fortress Group, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in its Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution, creating a series of its Preferred Stock, $.01 par value per share, designated as Series F 6% Cumulative Convertible Preferred
Stock:

        RESOLVED, that a Series of the class of authorized Preferred Stock, $.01 par value per share, of the Corporation (the "Preferred Stock") be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of such Preferred Stock shall be designated as the "Series F 6% Cumulative Convertible Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting such series shall be 5,000 which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series F Preferred Stock. Certain capitalized terms used herein are defined in Section 14 hereof.

         Section 2. Dividends.

         (a) 6% Preferred Dividend. When and as declared by the Corporation's Board of Directors and to the extent permitted by the General Corporation Law of the State of Delaware, the Corporation will pay preferential dividends to the holders of the Series F Preferred Stock as provided in this Section 2(a). Except as otherwise provided herein, dividends on each share of Series F Preferred Stock will accrue cumulatively at the rate of 6% per annum of the initial $100 Liquidation Preference thereof (the "6% Preferred Dividend"), from and including the date of issuance of such share of Preferred Stock, to and including the earlier of (i) the date on which the Liquidation Preference of such share of Preferred Stock is paid, (ii) such share is redeemed or converted in accordance with the provisions hereof, and (iii) March 1, 2001. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or

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other funds of the Corporation legally available for the payment of the 6%
Preferred Dividends. The date on which the Corporation initially issues any share of Series F Preferred Stock (the "Issue Date") will be deemed to be the date of issuance of such shares.

         (b) The 6% Preferred Dividend shall be cumulative and begin to accrue on a daily basis beginning on the Issue Date. The amount of the 6% Preferred Dividend so payable shall be determined on the basis of twelve 30-day months and a 360-day year for the actual number of days elapsed. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock to receive payment of the 6% Preferred Dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

        Section 3. Voting Rights. Except as otherwise provided by the Corporation's certificate of incorporation or by applicable law, the holders of the Series F Preferred Stock shall not be entitled to vote.

        Section 4. Liquidation. Upon any liquidation, dissolution, or winding up of the Corporation, the holders of the Series F Preferred Stock will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, (as hereinafter defined in Section 14), an amount in cash equal to the aggregate Liquidation Value of all shares outstanding plus accrued dividends (the "Liquidation Preference"), and the holders of the Series F Preferred Stock will not be entitled to any further payment. If upon any such liquidation, dissolution, or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series F Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders and the holders of Parity Securities based upon the aggregate Liquidation Value of the Series F Preferred Stock and the Parity Securities held by each such holder. The Corporation will mail written notice of such liquidation, dissolution, or winding up to each record holder of Series F Preferred Stock not less than 60 days prior to the payment date stated therein. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

        Section 5. Conversion.

        (a) Conversion at the Option of Holder. Shares of Series F Preferred Stock may, at the option of the holder thereof, be converted into fully paid and nonassessable shares of the Common Stock of the Corporation on the terms and conditions set forth in this Section 5. Any shares of the Corporation's Common Stock issued to a holder pursuant to this Section 5(a) shall be freely tradable securities, registered with the Securities Exchange Commission at the expense of the Corporation

                  (i) For a period of sixty (60) days commencing on February 15, 1999, that number of shares of Series F Preferred Stock having a value equal to the amount of principal forgiven (rounded up the nearest $100) pursuant to Section 2.2(a)(1) of the Whittaker

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         Promissory Note (the "1998 Forgiveness Amount") shall be convertible into that number of shares of Common Stock equal to the number determined by dividing a by b where "a" is equal the 1998 Forgiveness Amount and "b" is the Fair Market Value of the Common Stock on the Closing Date.

                  (ii) For a period of sixty (60) days commencing on February 15, 2000, that number of shares of Series F Preferred Stock having a value equal to the amount of principal forgiven (rounded up the nearest $100) pursuant to Section 2.2(a)(2) or 2.2(b) of the Whittaker Promissory Note, as the case may be, (the "1999 Forgiveness Amount") shall be convertible into that number of shares of Common Stock equal to the number determined by dividing c by d where "c" is equal the 1999 Forgiveness Amount and "d" is the Fair Market Value of the Common Stock on the first anniversary of the Closing Date.

                  (iii) For a period of sixty (60) days commencing on February 15, 2001, that number of shares of Series F Preferred Stock having a value equal to the amount of principal forgiven (rounded up the nearest $100) pursuant to Section 2.2(a)(3) or 2.2(c) of the Whittaker Promissory Note, as the case may be, (the "2000 Forgiveness Amount") shall be convertible into that number of shares of Common Stock equal to the number determined by dividing e by f where "e" is equal the 2000 Forgiveness Amount and "f" is the Fair Market Value of the Common Stock on the second anniversary of the Closing Date.

For the purpose of this subsection (a), each share of Series F Preferred Stock shall be deemed equal to $100 per share. The holder of any shares of Series F Preferred Stock may exercise his right to convert such shares into shares of Common Stock by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series F Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock (or other securities) in such name or names. Other than such taxes, the Corporation will pay any and all transfer and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series F Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of Series F Preferred Stock evidenced by the surrendered certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted. Such conversion shall

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be deemed to have been made at the close of business on the date of giving of such notice and of such surrender of the certificate or certificates representing the shares of Series F Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

         (b) Status of Converted Shares. Any shares of Series F Preferred Stock which are converted or otherwise acquired by the Corporation shall be canceled, and, upon cancellation, shall become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of another series of Preferred Stock.

         (c) No Fractional Shares. In connection with the conversion of any shares of Series F Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Price per share of Common Stock on the day on which such shares of Series F Preferred Stock are deemed to have been converted.

         (d) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series F Preferred Stock. The Corporation shall from time to time, subject to and in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series F Preferred Stock.

         (e) Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows: In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on all of the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify all of the outstanding shares of Common Stock into a greater number of shares or combine or reclassify all of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case,

                  (i) the number of shares of Common Stock into which each share of Series F Preferred Stock is convertible shall be adjusted so that the holder of each share thereof shall be entitled to receive, upon the conversion thereof, the number of shares of Common Stock which the holder of a share of Series F Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted into Common Stock immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                  (ii) an adjustment made pursuant to this Section 5(e) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to

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         receive such dividend or distribution or (y) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

         (f) Organic Change. Any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding) to insure that each of the holders of Series F Preferred Stock will thereafter have the right to acquire and receive, in lieu of or in addition to the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series F Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Series F Preferred Stock immediately prior to such Organic change. In any such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding) to insure that the provisions of this Section 5 will thereafter be applicable to the Series F Preferred Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

         (g) DeMinimis Adjustments. If any adjustment in the number of shares of Common Stock into which each share of Series F Preferred Stock may be converted as required pursuant to this Section 5 would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Series F Preferred Stock is then convertible, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment, which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the number of shares of Common Stock into which each share of Series F Preferred Stock is then convertible.

         (h) Right Terminates with Redemption. Shares of the Series F Preferred Stock may not be converted after the close of the fifth business day preceding the date fixed for redemption of such shares pursuant to Section 6.

        Section 6. Redemption at the Option of the Corporation of Series F Preferred Stock.

        (a) To the extent permitted under applicable law, the Corporation shall have the right, at its sole option and election, to redeem the shares of the Series F Preferred Stock, in whole or part, at any time from and after March 1, 2002, for cash equal to their Liquidation Value, plus an amount

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equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the redemption date.

        (b) Notice of any redemption of the Series F Preferred Stock shall be mailed at least thirty but not more than sixty days prior to the date fixed for redemption to each holder of the Series F Preferred Stock to be redeemed, at such address as it appears on the books of the Corporation.

        (c) On the redemption date specified in the notice given pursuant to paragraph (b), the Corporation shall deposit for the pro-rata benefit of the holders of the shares of the Series F Preferred Stock so called for redemption the funds necessary for such redemption with a bank or trust company in the County of Fairfax, Virginia having a capital and surplus of at least $50,000,000. Written notice of the deposit shall be sent to the holders and the account shall be clearly marked for the benefit of holders of the shares of the Series F Preferred Stock. Upon identification the bank or trust company shall deliver the funds to the holders.

        (d) Upon the deposit of funds pursuant to paragraph (c) in respect to the shares of Series F Preferred Stock called for redemption, notwithstanding any certificate for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the rights to receive dividends thereon shall cease to accrue from and after the date of redemption designated in the notice of redemption and all rights of the holders of the shares of the Series F Preferred Stock called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor and the right to convert such shares into shares of Common Stock until the close of business on the fifth business day preceding the redemption date, as provided in Section 5(h).

        Section 7. Redemption at Option of Holder of Series F Preferred Stock.

        (a) To the extent permitted under applicable law, from and after the date the audited financial results of the Corporation for the period ended December 31, 2000 are released to the public each holder of the Series F Preferred Stock shall have a right, at the sole option and election of such holder, to require the Corporation at once to redeem the total number of shares of Series F Preferred Stock having a value equal to the Net Forgiveness Amount (rounded up to the nearest $100) for cash equal to $100 per share (the "Redemption Amount"), plus an amount equal to all unpaid dividends thereon, including accrued dividends, whether or not declared, to the redemption date. For the purpose of this subsection (a), each share of Preferred Stock shall be deemed equal to $100 per share. The Corporation shall apply the amount due to the holder under this Section 9(a) directly against the Whittaker Promissory Note.

         (b) Subject to paragraph (a) the holder of any shares of the Series F Preferred Stock entitling the holder thereof to redemption rights pursuant to paragraph (a) may exercise this right to require the Corporation to redeem such shares by surrendering for such purpose to the Corporation, at its principal office, a certificate or certificates representing the shares of Series F Preferred Stock to be redeemed accompanied by a written notice stating that such holder elects to require the Corporation to redeem the specified number of such shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within 10 business days after such surrender or such certificate and the receipt of such notice, the Corporation shall

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deliver or cause to be delivered to the holder of such shares being redeemed the
Redemption Amount therefor as provided in paragraph (a) and, if applicable, a new certificate of like tenor for the number of shares evidenced by such surrendered certificate less the number of shares redeemed. Such redemption shall be deemed to have been made at the close of business on the date of the receipt of such notice and of the surrender of the certificate representing the shares of Series F Preferred to be redeemed.

         Section 8. Reports as to Adjustments. Whenever the number of shares of Common Stock into which each share of Series F Preferred Stock is convertible as provided in Section 5 hereof, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series F Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series F Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series F Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

        Section 9. Ranking. With regard to rights to receive dividends and distributions upon the dissolution, liquidation and winding up of the Corporation, the Series F Preferred Stock shall --

                (a) Be subject to the Corporation's shares of Class AA Convertible Preferred Stock and Class AB Preferred Stock;

                (b) Rank pari passu with any Parity Stock; and

                (c) Rank senior to all Junior Securities.

         Section 10. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series F Preferred Stock. Upon the surrender of any certificate representing Series F Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate, and dividends will accrue on the Series F Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series F Preferred Stock represented by the surrendered certificate.

          Section 11. Replacement. Upon receipt of the evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series F Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a

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new certificate of like kind representing the number of shares represented by such lost, stolen, or destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends will accrue on the Series F Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 12. Amendment. No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designations, Preferences and Rights of Series F Preferred Stock without the prior written consent of the holders of at least majority of the then outstanding shares of Series F Preferred Stock.

        Section 13. Notice. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

        Section 14. Definitions. For the purposes of the Certificate of Designation of Series F Preferred Stock which embodies this resolution:

         "1998 Forgiveness Amount" - as defined in Section 5(a)(i).

         "1999 Forgiveness Amount" - as defined in Section 5(a)(ii).

         "2000 Forgiveness Amount" - as defined in Section 5(a)(iii).

         "6% Preferred Dividend" - as defined in Section 2(a).

         "Board of Directors" means the Corporation's board of directors as constituted from time to time.

         "Closing Date" shall have the meaning ascribed to in the Purchase Agreement.

         "Closing Price" means the last sales price, regular way, per share of the Common Stock on the day in question, or if no such sale takes place, the average of the closing bid and asked prices, regular way, as reported in the principal consolidated transaction reporting system with respect to the Corporation's Common Stock.

         "Common Stock" means the authorized common stock, $.01 par value, of the Corporation.

         "Current Market Price" means the Closing Price of the Common Stock on the date in question.

         "Fair Market Value" means the average of the daily Closing Price for the 30 consecutive Trading Days immediately preceding the date in question.

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         "Issue Date" - as defined in Section 2(a).

         "Junior Securities" means any of the Corporation's equity securities other than the Parity Securities.

         "Liquidation Preference" - as defined in Section 4.

         "Liquidation Value" means the amount of $100 per share of Series F Preferred Stock.

         "Net Forgiveness Amount" means that amount of principal payable pursuant to the Whittaker Promissory Note that is not forgiven pursuant to
Section 2.2 thereof.

         "Organic Change" - as defined in Section 5(f).

         "Parity Securities" means the Corporation's Series A 11% Cumulative Convertible Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D 6% Cumulative Convertible Preferred Stock, Series E 6% Cumulative Convertible Preferred Stock and any other securities which are expressly made Parity Securities with the Corporation's Series F Preferred Stock.

         "Person" shall mean any individual partnership, joint venture, firm, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "Purchase Agreement" means the agreement among The Fortress Group, Inc., a Delaware corporation ("Fortress" and the "Purchaser"), Whittaker Construction, Incorporated, a Missouri corporation ("Whittaker Construction"), RRKTG Lumber, Inc., a Missouri corporation ("RKG"), Lewis and Clark Title Company, a Missouri corporation ("L&C" and together with Whittaker Construction and RKG, the "Acquired Companies"), Robert N. Whittaker, Sr., Shirley J. Whittaker, Gregory G. Whittaker, Robert N. Whittaker, Jr., Timothy H. Whittaker, and Kelly K. Whittaker, each Missouri residents (collectively, the "Principals" and the "Sellers") and Robert N. Whittaker, Sr., Trustee under Voting Trust Agreements among Whittaker Construction, Incorporated and Shirley J. Whittaker, Gregory G. Whittaker, Robert N. Whittaker, Jr., Timothy H. Whittaker, and Kelly
K. Whittaker (the "Beneficial Owners") and among RKG and the Beneficial Owners, dated December 31, 1997, as amended and restated, herein incorporated by reference.

         "Series F Preferred Stock" - as defined in Section 1.

         "Trading Day" means a day on which the principal national securities exchange on which shares of the Common Stock of the Corporation are listed is open for the transaction of business.

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         "Whittaker Promissory Note" means the promissory note attached as
Exhibit J to the Purchase Agreement, herein incorporated by reference.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations of Series F 6% Cumulative Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 27th day of February, 1998.

                                            THE FORTRESS GROUP, INC.

                                            By:
                                               -----------------------
                                                 James J. Martell, Jr.
                                                       President

ATTEST:

-------------------
Hildy Zampella,
Assistant Secretary